Greektown Superholdings, Inc 8-K

Exhibit 99.2

SUMMARY OF INDICATIVE TERMS AND CONDITIONS
GREEKTOWN SUPERHOLDINGS, INC.
$355,000,000 SENIOR FIRST LIEN CREDIT FACILITIES

The Summary of Indicative Terms and Conditions (this “Indicative Term Sheet”) is for discussion purposes only without obligation, expressed or implied, by Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) or Comerica Bank (“Comerica”).  This Indicative Term Sheet does not constitute a commitment to lend or an undertaking to provide any other services on the part of Bank of America, Merrill, Comerica or any of their respective affiliates.  Any such commitment or undertaking would be provided pursuant to commitment documentation executed by Bank of America, Merrill and Comerica.  Any terms and conditions (including any bracketed terms) discussed in this Indicative Term Sheet are subject to due diligence, review, credit approval, and final negotiation by Bank of America, Merrill and Comerica, in our sole discretion, and do not purport to be all of the terms, conditions, representations, warranties, or other provisions that would be contained in definitive documentation for the Senior Credit Facilities (as defined below).  The actual terms and conditions upon which Bank of America and Comerica may extend credit to the Borrower would be subject to satisfactory completion of due diligence, review, necessary credit approval and such other terms and conditions as are determined by Bank of America and Comerica, in their sole discretion.  The Borrower agrees to hold this Indicative Term Sheet, the information contained herein, and any discussions relating hereto or thereto as “confidential,” not to be disclosed to any third parties until such time that the parties mutually agree in writing to disclose these matters.

Borrower:	Greektown Superholdings, Inc., a Delaware corporation (the “Borrower”).

Guarantors:
The obligations of the Borrower and its restricted subsidiaries under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future direct and indirect domestic and, to the extent no material adverse tax consequences could reasonably be expected to result, foreign subsidiary of the Borrower, other than unrestricted subsidiaries (collectively, the “Guarantors”).  All guarantees will be guarantees of payment and not of collection.

Administrative and
Collateral Agent:	Comerica Bank (“Comerica”) will act as sole administrative and collateral agent (the “Administrative Agent”).

Joint Lead Arrangers and
Joint Book Managers:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) (“MLPFS”), together with up to 3 other financial institutions acceptable to MLPFS and Borrower will act as joint lead arrangers and joint book managers with respect to the Term B Facility (collectively, the “Term B Lead Arrangers”) and Comerica will act as sole lead arranger and sole book manager with respect to the Revolving Credit Facility and the Term A Facility (the “Revolver and Term A Lead Arranger” and together with the Term B Lead Arrangers, the “Lead Arrangers”).

Lenders:	Comerica and other banks, financial institutions and institutional lenders acceptable to MLPFS and the Administrative Agent selected in consultation with the Borrower (collectively, the “Lenders”).

Senior Credit
Facilities:	An aggregate principal amount of up to $355.0 million will be available through the following facilities:

Term A Facility: a $15.0 million term loan facility, all of which will be drawn on the Closing Date (the “Term A Facility”).

Term B Facility: a $325.0 million term loan facility, all of which will be drawn on the Closing Date (the “Term B Facility”, and together with the Term A Facility, the “Term Facilities”).

Revolving Credit Facility:  a $15.0 million revolving credit facility to be provided by Comerica, available from time to time until the 3rd anniversary of the Closing Date (the “Revolving Credit Facility”, and together with the Term Facilities and the Incremental Facilities (if any) the “Senior Credit Facilities”), which will include a sublimit of the greater of $3,000,000 and an amount determined in Comerica’s discretion from time to time for the issuance of letters of credit (each a “Letter of Credit”) and a sublimit for swingline loans (each a “Swingline Loan”).  Letters of Credit may be issued by Comerica (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Comerica, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. The Revolving Credit Facility will be subject to an annual 30 day clean-up period.

Swingline Option:	Swingline Loans will be made available on a same day basis in an aggregate amount and minimum amounts to be mutually agreed.

Purpose:
The proceeds of the Senior Credit Facilities shall be used to (i) refinance the existing Series A and Series B 13% Senior Secured Notes due 2015 of the Borrower (collectively, the “Existing Notes”), including the payment of tender premiums and expenses related thereto; (ii) pay fees and expenses incurred in connection with the issuance of the Senior Credit Facilities and an approximately $100.0 million senior secured second lien term loan facility (the “Second Lien Loans”) entered into concurrently with the Senior Credit Facilities and the refinancing of the Existing Notes; and (iii) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries (collectively, the “Transaction”).

Closing Date:	The execution of definitive loan documentation, to occur on or before [___] (the “Closing Date”).

Interest Rates:	As set forth in Addendum I.

Maturity:
The Term Facilities shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due 5 years after the Closing Date in the case of the Term A Facility and 6 years after the Closing Date in the case of the Term B Facility.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 3 years after the Closing Date.

Incremental Facilities:
The credit documentation will permit the Borrower to add one or more incremental term loan facilities to the Senior Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $50.0 million; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the credit documentation shall be true and correct in all material respects, (iv) prior to the maturity of the Revolving Credit Facility, any Incremental Revolving Facility will require the prior written consent of either Comerica (in its sole discretion) or the Lenders holding a majority of the commitments under the Revolving Credit Facility, (v) on a pro forma basis on the date of incurrence and after giving effect thereto (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder), (x) the Senior Leverage Ratio (as defined in the definitive loan documentation) would not exceed 3.50:1 and (y) all financial covenants would be satisfied, (vi) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term B Facility, (vii) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term B Facility, (viii) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility are greater than the Applicable Margins for the Term B Facility by more than 50 basis points, then the Applicable Margins for the Term B Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margins for the Term B Facility, and the Applicable Margins for the Revolving Credit Facility shall be increased by a like amount; provided, further, that in determining the interest margins applicable to the Term B Facility and the Applicable Margins for the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term B Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term B Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, and (z) if the LIBOR floor or Base Rate floor for the Incremental Term Facility is greater than the LIBOR floor or the Base Rate floor for the existing Term B Facility, the difference between such floor for the Incremental Term Facility and the existing Term B

Facility shall be equated to an increase in the Applicable Margin for purposes of this clause (viii), (ix) each Incremental Facility may be secured by either a pari passu or junior lien on the collateral (as described under the heading “Security” below) securing the Senior Credit Facilities in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and (x) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term B Facility (except to the extent permitted by clause (vi), (vii) or (viii) above), they shall be reasonably satisfactory to Borrower and the Administrative Agent. The Borrower shall seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.
Scheduled
Amortization/
Availability:
Term Facilities: The Term A Facility will be subject to quarterly amortization of principal in equal installments of $750,000 per quarter.  The Term B Facility will be subject to quarterly amortization of principal in equal installments, with 1% of the initial aggregate Term Loans to be payable in each year (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.
Mandatory Prepayments
and Commitment
Reductions:
In addition to the amortization set forth above, (a) 50% of Excess Cash Flow (to be defined in the loan documentation (it being understood that any purchases or buy backs of the loans by the Borrower shall not reduce Excess Cash Flow)), (b) 100% of all net cash proceeds from sales of property and assets of the Borrower and its restricted subsidiaries (excluding sales of assets in the ordinary course of business and subject to customary reinvestment rights and other exceptions to be agreed upon in the loan documentation), (c) 50% of all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its restricted subsidiaries otherwise permitted under the loan documentation, with a step-down to 25% when the Consolidated Leverage Ratio exceeds 3.75x but does not exceed 4.25x and a further step-down to 0% when the Consolidated Leverage Ratio does not exceed 3.75x, (d) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its restricted subsidiaries not otherwise permitted under the loan documentation (other than the cash proceeds of subordinated debt, which will be required to be used to prepay the Senior Credit Facilities), and (e) 100% of all net cash proceeds of Extraordinary Receipts (to be defined in the loan documentation and to exclude cash receipts in the ordinary course of business) shall be applied to the prepayment of the Senior Credit Facilities in the following manner:

(i)  in the case of any mandatory prepayments pursuant to clauses (b) and (e) above, first, to the Term A Facility (and to the principal installments thereof in inverse order of maturity); second, to the Term B Facility and any Incremental Term Facilities on a pro rata basis between such facilities (and to the principal installments thereof in inverse order of maturity) and, third, to the Revolving Credit Facility;

(ii)  in the case of any mandatory prepayments pursuant to clauses (c) and (d) above, first, to the Term A Facility, the Term B Facility and any Incremental Term Facilities on a pro rata basis between such facilities (and to the principal installments thereof in inverse order of maturity) and, second, to the Revolving Credit Facility; and

(iii) in the case of any mandatory prepayments pursuant to clause (a) above, first, to the the Term B Facility and any Incremental Term Facilities on a pro rata basis between such facilities (and to the principal installments thereof in inverse order of maturity) and, second, to the Revolving Credit Facility.

Optional Prepayments
and Commitment
Reductions:
Subject to the “Call Protection” paragraph below, the Senior Credit Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.  Each such prepayment of the Term A Facility, Term B Facility or any Incremental Term Facilities shall be applied to the facility the Borrower directs (and to the principal installments thereof on a pro rata basis).  The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.

Call Protection:
Prepayments of the Term B Facility shall be subject to a 1.00% prepayment premium payable solely upon any prepayment of or amendment to the  Term B Facility occurring on or prior to the one year anniversary of the Closing Date to the extent constituting a Repricing Transaction (as defined below). As used herein “Repricing Transaction” shall mean (i) any prepayment or repayment of the Term B Facility with the proceeds of, or any conversion of the Term B Facility into, any new or replacement tranche of term loans (whether under the credit agreement for the Senior Credit Facilities or otherwise) bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term B Facility (as such comparative rates are reasonably determined by the Administrative Agent, in consultation with the Borrower) and (ii) any amendment to the Term B Facility that reduces the “effective” interest rate applicable to the Term B Facility (in each case, taking into account interest rate floors and with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year average life for the Senior Credit Facilities (e.g., 25 basis points of interest rate margin equals 100 basis points in upfront fees or original issue discount)), in each case, other than in connection with the consummation of the occurrence of a Change of Control (to be defined).

Security:
The Borrower and each of the Guarantors  shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:

(a)   All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c)  All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds (subject to materiality thresholds to be agreed), fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof); provided, however, that the Term A Facility shall be entitled to be repaid in full with priority over any payments in respect of the Term B Facility, Revolving Credit Facility and any Incremental Term Facilities with the proceeds of the collateral upon enforcement thereof after the occurrence and during the continuation of an event of default. The creation and perfection of any security interests shall be subject to applicable local gaming laws and regulations.

Conditions Precedent
to Closing:
The closing and the initial extension of credit under the Senior Credit Facilities will be subject to reasonable satisfaction of the conditions precedent deemed appropriate by the Administrative Agent for leveraged financings generally and for this transaction in particular, including, but not limited to, the following:

(i)      The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities reasonably satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders.

(ii)       All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers requested by the Administrative Agent with respect to real property interests of the Borrower and its restricted subsidiaries shall have been obtained.  The Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its restricted subsidiaries; and the Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its restricted subsidiaries forming part of the Lenders’ collateral described under the section entitled “Security” set forth above.

(iii)     The Lenders shall have received (A) reasonably satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and of appropriate local and gaming counsel and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require and (B) reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section entitled “Security” set forth above.

(iv)     Receipt of all governmental, shareholder and third party consents and approvals (including gaming licenses, consents and approvals of the financing from the Michigan Gaming Control Board) necessary or, in the reasonable opinion of the Administrative Agent, desirable in connection with the Transaction and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(v)      There shall not have occurred since December 31, 2011 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.  “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its restricted subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any material loan document, or a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the loan documentation; (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any material loan document or (D) a material adverse effect upon the validity, perfection or priority of the liens created under the security documents or upon the value of the collateral.

(vi)     The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(vii)    The Lenders shall have received forecasts prepared by management of the Borrower, each in form reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the 5th year following the Closing Date.

(viii)  The Lenders shall have received certification as to the financial condition and solvency of the Borrower and the Guarantors on a consolidated basis (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the appropriate entities.

(ix)      The Lenders shall have received an environmental assessment report, in form and substance reasonably satisfactory to the Lead Arranger, from an environmental consulting firm acceptable to the Lead Arranger, which report shall identify existing and potential environmental concerns, and shall quantify related costs and liabilities, associated with any real properties of the Borrower or any of its restricted subsidiaries, and the Lead Arranger shall be reasonably satisfied with the nature and amount of any such matters and with the Borrower’s plans with respect thereto.

(x)       The Lenders shall have received the annual (or other audited) financial statements of the Borrower and its subsidiaries for the fiscal years ended 2009, 2010 and 2011, and interim financial statements of the Borrower and its subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available.

(xi)      Concurrently with the Closing Date the Borrower’s Existing Notes shall be repaid, redeemed, repurchased, defeased or otherwise discharged in full and all security interests and guarantees thereof shall be released and discharged or otherwise terminated in full.

(xii) The Borrower shall have received gross cash proceeds of at least $100.0 million from the issuance of the Second Lien Loans.

(xiii)	The Administrative Agent and the administrative agent under the credit agreement governing the Second Lien Loans shall have entered into an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing, among other things, that the liens securing the Second Lien Loans are junior in priority to the liens securing the Senior Credit Facilities.

(xiv)   There shall be no less than $15.0 million of availability under the Revolving Credit Facility as of the Closing Date, after giving effect to the Transaction and all extensions of credit under the Revolving Credit Facility on such date.

(xv)     All accrued reasonable fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel (including any local counsel and gaming counsel) for the Administrative Agent and the Lead Arrangers) shall have been paid.

(xvi) The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, and such other reports, audits or certifications as it may reasonably request.
(xvii) Each of S&P and Moody’s shall have provided ratings for the Borrower, the Senior Credit Facilities and the Second Lien Loans.
Conditions Precedent to
All Extensions
of Credit:
Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent:  (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit; and (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit.

Representations and
Warranties:
Usual and customary for transactions of this type (subject to the qualifications and exceptions to be mutually and reasonably agreed upon by the parties), including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) no casualty; (xxi) labor matters; (xxii) collateral documents.

Covenants:
Those affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) customarily found in transactions of this type (subject to the qualifications and exceptions to be mutually and reasonably agreed upon by the parties), including, without limitation, the following:

(a)      Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, disposition of property, sale of equity, incurrence of debt, change of debt rating); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) preparation of environmental reports; (xv) further assurances; (xvi) compliance with terms of leaseholds; (xvii) lien searches; (xviii) compliance with material contracts; (xix) designation as senior debt; (xx) requirement to deposit cash in accounts subject to control of Administrative Agent pursuant to control agreements; (xxi) designation of unrestricted subsidiaries.

(b)     Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations, subject to carveouts to be agreed); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions, subject to carveouts to be agreed; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures; (xii) amendments of organizational documents; (xiii) changes in accounting policies or reporting practices; (xiv) prepayments of other indebtedness; (xv) modification or termination of documents related to the Transaction or certain indebtedness; (xvi) designation of other senior debt; (xvii) lease obligations, in each case with such exceptions as may be agreed upon in the loan documentation.

(c) Financial Covenants - To include the following:

•	Minimum Consolidated Interest Coverage Ratio of:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2013 through December 31, 2014	1.75:1
March 31, 2015 through June 30, 2016	2.00:1
September 30, 2016 and each Fiscal Quarter thereafter	2.25:1

•	Maximum Consolidated Leverage Ratio of:

Fiscal Quarter Ending	Total Leverage Ratio
March 31, 2013 through December 31, 2013	7.00:1
March 31, 2014 through December 31, 2014	6.50:1
March 31, 2015 through December 31, 2015	6.00:1
March 31, 2016 through December 31, 2016	5.50:1
March 31, 2017 and each Fiscal Quarter thereafter	5.25:1

•	Maximum Consolidated Capital Expenditures of:

Fiscal Year	Consolidated Capital Expenditures
2013	$35,000,000
Each Fiscal Year thereafter	$25,000,000

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period, except that during the first year following the Closing Date, the calculation of Consolidated Interest Expense (to be defined in the definitive documentation) for purposes of the Minimum Consolidated Interest Coverage Ratio shall be calculated on a pro forma basis after giving effect to the transactions contemplated hereby (including the incurrence of the Second Lien Loans).

Events of Default:
Usual and customary in transactions of this type (subject to the qualifications and exceptions to be mutually and reasonably agreed upon by the parties), including, without limitation, the following:  (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts generally; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) change of control; (xi) actual or asserted invalidity or impairment of any subordination provisions; and (xii) suspension, cancellation, non-renewal or other adverse events with respect to the gaming licenses.

Assignments and
Participations:
Revolving Credit Facility Assignments:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

Term Facilities Assignments:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Facilities in a minimum amount equal to $1 million.

Consents:  The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation), and will be deemed given if the Borrower does not object in writing to the Administrative Agent within 10 days of its receipt of a request for consent.  The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Facilities to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.  The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments Generally:  An assignment fee in the amount of $3,500 payable by the assignor and/or assignee will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.  Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations:  Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

Affiliated Lender Assignments: Assignments of loans under the Term B Facility or any Incremental Term Facility to affiliates of the Borrower (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to lenders and will not be permitted to attend/participate in lender meetings;
(ii) Affiliated Lenders and the Borrower must provide a representation and warranty as to disclosure of information reasonably satisfactory to the Administrative Agent;
(iii) Affiliated Lenders may not acquire revolving loans or commitments or loans under the Term A Facility; and

(iv)      For purposes of any amendment, waiver or modification of the credit documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (solely in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated lenders voting on such matter; and

(v) Affiliated Lenders may not hold more than 20% of the total amount of term loans outstanding under the Term B Facility or under any Incremental Term Facility.

Borrower Buy-backs:  Assignments of term loans to the Borrower or any of its subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the credit documentation, including that (i) no default or event of default shall exist or result therefrom, (ii) the Borrower shall be in compliance with all financial covenants on a pro forma basis, (iii) the Borrower or such subsidiary shall make an offer to all Lenders pursuant to a Dutch auction and in accordance with procedures to be agreed, (iv) the Borrower must provide a customary representation and warranty as to disclosure of information, (v) upon the effectiveness of any such assignment, such term loans shall be retired and (vi) no borrowings under the Revolving Credit Facility shall be used to fund any such assignment.

In addition to the foregoing, all assignments and participations shall be subject to applicable local gaming laws and regulations.

Waivers and
Amendments:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facilities, and (v) the release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment; and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable Facility shall be required with respect to certain other matters.  In addition to the foregoing, (a) certain amendments and waivers (including any amendments or waivers that affect the priority status of the Term A Facility) will also (or to the extent affecting only an applicable class, only) require class votes and (b) under certain circumstances determinations to accelerate the Senior Credit Facilities and instructions to the Administrative Agent to exercise remedies with respect to the Senior Credit Facilities will be subject to class voting, subject to limitations to be agreed.

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transaction, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.  This indemnification shall survive and continue for the benefit of all such persons or entities.

Defaulting Lenders and
Lender Removal:	Customary provisions regarding defaulting Lenders and removal of Lenders requesting reimbursement for increased costs or taxes and dissenting Lenders.
Governing Law:	State of New York.

Pricing/Fees/Expenses:	As set forth in Addendum I.

Counsel to the
administrative
agent and Revolver and
Term A Lead Arranger:	Bodman PLC (or other counsel acceptable to the Administrative Agent).

Counsel to the
Term B Lead Arrangers:	Latham & Watkins LLP.

Other:
This Summary of Terms is intended only as an outline of certain of the material terms of the Senior Credit Facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive documentation for the Senior Credit Facilities contemplated hereby.

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.  The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Addendum I

PRICING, FEES AND EXPENSES

“Applicable Margin”
means (a) with respect to the Revolving Credit Facility and the Term A Facility, the percentage per annum to be determined in accordance with the pricing grid set forth below and (b) with respect to the Term B Facility, 5.00%, in the case of LIBOR loans, and 4.00%, in the case of Base Rate loans.  Each Swingline Loan shall bear interest at a percentage per annum to be determined.

Applicable Margin for Revolving Credit Facility and Term A Facility
Consolidated Leverage Ratio	< 4.25:1.0	≥ 4.25:1.0
LIBOR loans	1.75%	2.25%
Base Rate loans	-1.00%	-0.25%

The Borrower may select interest periods of one, two, three or six months (or if available to all applicable Lenders, nine or twelve months) for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under a facility shall increase by 2% per annum (subject, in all cases other than a bankruptcy related default and a default in the payment of principal when due, to the request of a majority of the Lenders under the applicable facility).

Original Issue Discount:	The Term Facility is expected to be issued with original issue discount of 1.00%, which at the option of MLPFS, may be paid as upfront fees.

Commitment Fee:
Commencing on the Closing Date, a commitment fee of 0.75% per annum to shall be payable on the actual daily unused portions of the Revolving Credit Facility.  Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.  Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Letter of Credit Fees:
Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum to be determined.  Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility.  In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in an amount to be mutually agreed.

Calculation of
Interest and Fees:
Other than calculations in respect of interest at the Comerica prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield
Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:
The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and the Revolving and Term A Lead Arranger and counsel to the Term B Lead Arrangers, regardless of whether or not the Senior Credit Facilities are closed.  The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.